STERLING CAPITAL FUNDS

AMENDMENT

TO

SUB-ADMINISTRATION SERVICES AGREEMENT

This Amendment (the “Amendment”) is effective as of July 8, 2016 by and between STERLING CAPITAL MANAGEMENT LLC (“Administrator”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and Administrator entered into a Sub-Administration Services Agreement dated as of December 18, 2006, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain sub-administration services with respect to Sterling Capital Funds (the “Trust”).

B.	Administrator and BNY Mellon desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Section 16(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)      Unless terminated pursuant to its terms, this Agreement shall continue until July 12, 2019 (the “Initial Term).”

2.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)	The Administrator hereby represents and warrants to BNY Mellon that (i) the terms of the Agreement (as amended hereby), (ii) the fees and expenses associated with the Agreement (as amended hereby), and (iii) any benefits accruing to BNY Mellon or to the Trust’s adviser or sponsor or another affiliate of the Trust or Administrator in connection with the Agreement (as amended hereby) have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement (as amended hereby), any such fees and expenses, and any such benefits.

(e)	The services set forth in this Amendment are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Amendment nor the provision of services under this Amendment establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Trust or any other person.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

STERLING CAPITAL MANAGEMENT LLC

By:	/s/ Scott Haenni
Name:	Scott Haenni
Title:	Chief Operating Officer

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director